                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                        UNDER THE SECURITIES ACT OF 1934

                               (Amendment No. 1)

                                 Landacorp, Inc.
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
                         (Title of Class of Securities)

                                   514756 10 5
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.514756 10 5

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Greylock IX Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
               5.   Sole Voting Power                               -See Item 5-
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                             -See Item 5-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                          -See Item 5-
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                        -See Item 5-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                             ____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN
--------------------------------------------------------------------------------


                               Page 2 of 9 pages

CUSIP NO.514756 10 5

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Greylock IX GP Limited Partnership

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                               Delaware

--------------------------------------------------------------------------------
               5.   Sole Voting Power                               -See Item 5-
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                             -See Item 5-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                          -See Item 5-
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                        -See Item 5-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                             ____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              PN
--------------------------------------------------------------------------------


                               Page 3 of 9 pages

CUSIP No. 514756 10 5

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     William W. Helman

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               5.   Sole Voting Power                               -See Item 5-
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                             -See Item 5-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                          -See Item 5-
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                        -See Item 5-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                            _____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN
--------------------------------------------------------------------------------


                                Page 4 of 9 pages

CUSIP No. 514756 10 5

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     William S. Kaiser

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)  ______________________________

     (b)  ______________________________

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                          United States

--------------------------------------------------------------------------------
               5.   Sole Voting Power                               -See Item 5-
  Number of
   Shares      -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power                             -See Item 5-
  Owned by
    Each       -----------------------------------------------------------------
  Reporting    7.   Sole Dispositive Power                          -See Item 5-
   Person
    With:      -----------------------------------------------------------------
               8.   Shared Dispositive Power                        -See Item 5-
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person   -See Item 5-

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                            _____________

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)              -See Item 5-

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                              IN
--------------------------------------------------------------------------------


                                Page 5 of 9 pages

CUSIP No. 514756 10 5

Item 1(a)   Name of Issuer:

            Landacorp, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            4151 Ashford Dunwoody Road, Suite 505
            Atlanta, GA 30319

Item 2(a)   Name of Person Filing:

            Greylock IX Limited Partnership ("GIXLP"); Greylock IX GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP; William W. Helman and William S. Kaiser, each Co-Managing General Partners of GIXGPLP (each a "Co-Manager").

Item 2(b)   Address of Principal Business Office or, if None, Residence:

            The address of the reporting persons is:

            880 Winter Street
            Waltham, Massachusetts 02451

Item 2(c)   Citizenship:

            GIXLP is a limited partnership organized under the laws of the State of Delaware. GIXGPLP is a limited partnership organized under the laws of the State of Delaware. Each of Mr. Helman and Mr. Kaiser is a citizen of the United States.

Item 2(d)   Title of Class of Securities:

            Common Stock, par value $.001 per share (the "Common Stock").

Item 2(e)   CUSIP Number:

            514756 10 5

Item 3      Description of Person Filing:

            Not applicable.

Item 4      Ownership:

            (a)   Amount Beneficially Owned:

                  See Item 5

            (b)   Percent of Class:

                  GIXLP:        See Item 5
                  GIXGPLP:      See Item 5
                  Mr. Helman:   See Item 5
                  Mr. Kaiser:   See Item 5


                                Page 6 of 9 pages

CUSIP No. 514756 10 5

          (c)   Number of Shares as to which the Person has:

                (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                See Item 5

Item 5    Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          Not applicable.

Item 8    Identification and Classification of Members of the Group:

          Not applicable.

Item 9    Notice of Dissolution of Group:

          Not applicable.

Item 10   Certification:

          Not applicable.


                                Page 7 of 9 pages

CUSIP No. 514756 10 5

                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2005.

                                        GREYLOCK IX LIMITED PARTNERSHIP


                                        By: Greylock IX GP Limited Partnership
                                            General Partner


                                        By: /s/ William W. Helman
                                            ------------------------------------
                                            William W. Helman
                                            Co-Managing General Partner

                                        By: /s/ William S. Kaiser
                                            ------------------------------------
                                            William S. Kaiser
                                            Co-Managing
                                            General Partner

                                        GREYLOCK IX GP LIMITED PARTNERSHIP

                                        By: /s/ William W. Helman
                                            ------------------------------------
                                            William W. Helman
                                            Co-Managing General Partner

                                        By: /s/ William S. Kaiser
                                            ------------------------------------
                                            William S. Kaiser
                                            Co-Managing
                                            General Partner

                                            /s/ William W. Helman
                                            ------------------------------------
                                            William W. Helman

                                            /s/ William S. Kaiser
                                            ------------------------------------
                                            William S. Kaiser


                                Page 8 of 9 pages

CUSIP No. 514756 10 5

                                                                       Exhibit I

                             JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Landacorp, Inc.

     EXECUTED as a sealed instrument this 14 day of February, 2005.

                                        GREYLOCK IX LIMITED PARTNERSHIP


                                        By: Greylock IX GP Limited Partnership
                                            General Partner


                                        By: /s/ William W. Helman
                                            ------------------------------------
                                            William W. Helman
                                            Co-Managing General Partner

                                        By: /s/ William S. Kaiser
                                            ------------------------------------
                                            William S. Kaiser
                                            Co-Managing
                                            General Partner

                                        GREYLOCK IX GP LIMITED PARTNERSHIP


                                        By: /s/ William w. Helman
                                            ------------------------------------
                                            William W. Helman
                                            Co-Managing General Partner

                                        By: /s/ William S. Kaiser
                                            ------------------------------------
                                            William S. Kaiser
                                            Co-Managing
                                            General Partner

                                            /s/ William W. Helman
                                            ------------------------------------
                                            William W. Helman

                                            /s/ William S. Kaiser
                                            ------------------------------------
                                            William S. Kaiser


                                Page 9 of 9 pages